EXHIBIT 99.1

News Release dated May 29, 2015

New Western Energy Terminates Letter of Intent to Acquire Oil and Gas Leases in Osage County, Oklahoma Irvine, Calif., May 29, (Globe Newswire) New Western Energy Corporation (OTCPINK: NWTR), an independent energy company engaged in the acquisition, exploration, development and production of oil and gas in North America, today announced the termination of its April 22, 2015 Letter of Intent to acquire oil and gas leases in Osage County, Oklahoma. The Company stated that after further due diligence certain information was revealed that was not known when the Letter of Intent was initially entered into on April 22, 2015, that made the risks in going forward far greater than the proposed rewards.

New Western remains committed to continue seeking and assessing oil and gas leases to acquire in Oklahoma.

About New Western Energy Corporation

New Western Energy Corp. is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com.

Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

CONTACT: Javan Khazali

(949) 435-0977

info@newwesternenergy.com